                                                                   EXHIBIT 10.15

                      CONTRACT FOR INDUSTRIAL GAS SERVICE

     LONE STAR GAS COMPANY, called "Company", agrees to sell and deliver natural gas to TYSON FOODS, INC. called "Customer," whose mailing address is P. O. Box 462368, Garland, Texas 75046-2368 and Customer agrees to purchase and receive such gas from Company to meet Customer's natural gas requirement at Customer's premises located in Dallas County, State of Texas, and more fully described as:
Frozen meat products plant located at 209 Range Drive in Garland, Texas subject to and in accordance with all the terms and conditions contained in this contract.

     This contract shall be effective as of February 14, 1996, and shall cover service for a period extending to the end of the first contract year and from year to year thereafter; provided, that either party may terminate this contract at the end of any contract year by giving written notice to the other party at least fifteen (15) days prior to the end of any contract year. The first contract year shall commence on the first official meter reading date after the date gas is first delivered to Customer hereunder and shall terminate at the end of the twelfth (12th) monthly billing period thereafter.

     This contract covers Customer's entire natural gas requirements in the aforesaid premises, and Customer shall not use gas under this contract for service other than that classified by Company as industrial. Customer has elected to receive and pay for gas under this contract during the first contract year in accordance with Rate 3 within the attached Schedule of Industrial Rates which is incorporated herein and made a part of this contract; provided, however, it is understood the Rate Schedule applicable to such service may be changed from time to time as provided in Article I of the General Terms. For any succeeding contract year Customer may, at his option, and upon written notice to Company of his intent to do so, elect to receive service under this contract at any rate within the Company's then applicable Schedule of Industrial Rates, provided Customer makes such election and gives such notice within twenty
(20) days after the beginning of such contract year.

     Bills rendered for gas delivered hereunder shall be payable at Company's office located at P.O. Box 910255, Dallas, Texas 75391-0255

     This contract includes the additional terms, provisions and conditions contained in Articles I through VII, entitled "General Terms," which are attached hereto and shall be a part of this agreement and such "General Terms" shall be applicable to the service rendered hereunder.

     This contract shall be binding upon Company, its successors and assigns, but shall not be assignable by Customer without the written consent of Company.



     WITNESS THE EXECUTION HEREOF as of the 14th day of February, 1996

TYSON FOODS, INC.                            LONE STAR GAS COMPANY

By:  /s/                                          By:  /s/ Nancy F. Perry
     -------------------------                        --------------------------
                                                       Nancy F. Perry
Title:  EVP Finance                               Title:  Attorney-in-Fact
        ----------------------                            ----------------------
        "CUSTOMER'                                        "COMPANY"

                                 GENERAL TERMS

                                      I.

     (a) Company's Schedule of Industrial Rates may be revised from time to time in the future and any such revised or new Schedule of Industrial Rates, when lawfully established, shall be applicable to gas purchased and sold under this contract commencing with gas delivered after the effective date of such change. Company shall give Customer written notice of any such change, together with a copy of the revised Schedule of Industrial Rates, and Customer may cancel this contract by written notice to Seller within thirty (30) days following the date of Company's notice, which cancellation shall be effective fifteen (15) days after receipt of such notice by Company; provided the new or revised rate shall be payable for gas service during any applicable period before cancellation. If Customer fails to give the Company such notice of cancellation, this contract shall continue. The notices herein provided for shall be deemed to have been given when forwarded by the party giving the same addressed to the other party at the address shown in this contract by first class mail, postage prepaid.

     (b) At Company's request Customer shall from time to time deposit with Company such amount of money as Company may determine is reasonably necessary to guarantee the payment of gas bills hereunder and all other bills due by Customer to Company. All money deposited by Customer with Company shall bear interest at the rate prescribed by law. Interest shall be payable annually at Company's office from which bills are rendered under this contract. Upon the termination of this contract, said deposit, plus any accrued interest thereon, less any amount due Company by Customer, shall be refunded to Customer.

                                      II.

     (a) The gas shall be measured at a single meter location by standard meter or meters furnished and installed by and at Company's expense at a place mutually agreed upon. Customer shall provide, in accordance with Company's specifications, the necessary service line on Customer's premises to connect with Company's line and suitable space and easement for Company's lines and other equipment. Customer shall use due care to protect Company's property which is located on Customer's premises from damage and shall permit no person other than an agent of Company, or a person otherwise lawfully authorized, to tamper with, inspect or remove same. All property belonging to Company and located on Customer's premises shall be removable by Company at any time during the term of this contract and within a reasonable time after its termination or after reasonable notice of Customer's desire to have such property removed, title thereto remaining in Company at all times. Company shall have full and free ingress to and egress from Customer's premises for the construction, inspection, maintenance, repair and removal of Company's property thereon or for any purpose connected with the service of gas hereunder.

     (b) Customer agrees to keep the gas-burning equipment and appurtenances which may be located on the aforesaid premises in good condition and in conformity with the requirements of any applicable city ordinance, state law, rule, order or regulation of any governmental authority having jurisdiction and to comply with all of Company's reasonable rules and regulations.

     (c) For the purpose of this contract the unit of measurement shall be 1,000 cubic feet of gas at a base pressure of 14.65 pounds per square inch absolute and a base temperature of 60 degrees Fahrenheit. All volumes of gas measured shall be adjusted by computation in accordance with the Ideal Gas Laws, corrected for deviation from the pressure and temperature conditions set forth in the immediate preceding sentence. In such computations, a value of 60 degrees Fahrenheit shall be used for the flowing temperature of the gas; however, Company, at its sole option, may install standard temperature recording instruments on Company's meter and correct the volume measured based on the actual flowing temperature of the gas.

     (d) Meter measurements computed by Company according to its standard operating practices shall be conclusive except where meter is found to be inaccurate by as much as 1 per cent fast or slow or failed to register, in either of which cases Company shall repair or replace the meter. The quantity of gas delivered while the meter was inaccurate or failed to register shall be determined by correcting the error if the percentage of error is ascertainable by calibration test or mathematical calculation. If not so ascertainable, then it shall be determined by estimating the quantity on a basis of deliveries under similar conditions when the meter was registering accurately. No adjustment or correction for meter inaccuracy or failure shall be made for a period longer than 90 days.

                       SCHEDULE OF INDUSTRIAL RATES -- N

                                STATE OF TEXAS


Availability:

     The rates hereinafter set out are available to gas customers who can be served from, and without exceeding the capacity of, Company's existing system upon the terms, conditions, and limitations recited herein, in the contract of which this Schedule of Industrial Rates forms a part, and in reasonable rules and regulations adopted by Company. These rates shall not be available for standby use. The gas delivered hereunder is for the individual use of Customer and shall not be resold.

     These rates shall not be available to residential customers and shall be available to schools, churches, rooming or boarding houses, orphanages, homes for the elderly, dormitories, hospitals, motels, hotels, apartment buildings or other buildings used primarily as living quarters, or any other use which may be considered human need, only if Customer has standby equipment for the use of other fuel of at least equal capacity to that normally required by the Customer, and fuel in storage in an amount adequate to fulfill Customer's fuel requirements during periods of curtailment, interruption and discontinuance of gas service. Company shall not be responsible for determining the type or amount of standby fuel or equipment; such determination shall be the sole responsibility of Customer.

     This Schedule of Industrial Rates is based on Customer's use of gas service for twelve full months during the contract year. This Schedule of Industrial Rates may be applicable to service to a Customer's temporary facilities for less than twelve full months during a contract year by the payment by Customer to Company, upon execution of such temporary contract, of a non-refundable amount which shall be the estimated cost of installing and removing facilities necessary to provide such service.

Measurement and Billing:

     The gas shall be measured at a single meter location and shall not be combined with gas measured through any other meter location for the purpose of billing under this schedule. Amounts billed shall be due and payable within ten
(10) days from monthly billing date.

     The first step of each rate shall be applicable when the service period for which bill is rendered is for 16 days or more. Whenever the initial service period is for 15 days or less during a billing period, the Customer's consumption shall be carried forward and added to Customer's consumption during the next succeeding monthly service period for billing purposes.

Curtailment:

     Subject to governmental regulation, gas service under this Schedule of Industrial Rates shall be subject to curtailment, interruption or discontinuance in a particular service area when necessary in the judgment of the Company for it to maintain Residential and Commercial Rate service and Industrial service having a higher priority. Service shall be furnished by Company and received by Customer in accordance with the following order of priority:

Adjustment For Heat Content:

     This Schedule of Industrial Rates is based upon the delivery of gas having an average total heat value of 1,000 British thermal units (Btu) per cubic foot. Should the average total heating value of gas delivered in any monthly period be more or less than 1,000 Btu per cubic foot, the measured volume for such period shall be increased or decreased, respectively, in the percentage by which the average heating value of such gas is greater or less than 1,000 Btu per cubic foot. The monthly average total heating value of the gas at a pressure of four ounces plus 14.4 pounds per square inch and at a temperature of 60 degrees Fahrenheit shall be determined at Company's expense by the use of standard methods and procedures.

Adjustment for Gas Cost:

     The foregoing rates are based upon a weighted average cost of gas purchased by Lone Star Gas Company of $1.00 per 1,000 cubic feet (Mcf) based on a pressure of four ounces per square inch above an assumed atmospheric pressure of 14.4 pounds per square inch and at a temperature of 60 degrees Fahrenheit. The "weighted average cost of gas purchased," as used herein, shall be computed by dividing the total amount paid or accrued by Company (as reflected by Company's Gas Purchase Accounts), including any production, severance, dedication or gathering tax paid or accrued by Company directly or by way of reimbursement to its gas suppliers, to producers, processors, transporters, or other sellers of gas in the latest available fiscal month by the total volume of pipeline quality gas in Mcf purchased by Company during said period.

     Whenever the weighted average cost of gas purchased is more or less than $1.00 per Mcf, the amount billed under this schedule shall be increased or decreased by the amount of such difference multiplied by the consumption in Mcf, without adjustment for heating value. In applying the gas cost adjustment clause, the adjustment shall be computed to the nearest one-hundredth of one cent.

     Company, from time to time, may be required by the terms of a gas purchase contract (including an agreed settlement of a disputed claim) or by a determination of a regulatory body or court to make additional payments with respect to gas previously purchased by Company. In such case, appropriate adjustments to compensate therefor shall be made in the price payable for gas hereunder as soon as practicable after the time of such payment so that Customer shall bear a proportionate part of any such payment which has not been previously included in the weighted average cost of gas purchased as defined above.

Adjustment for Taxes, Licenses, Fees, Charges, And Rentals:

     Customer shall pay Company an amount equivalent to a proportionate part of all taxes or rentals which now are or which may be levied, charged or imposed by any governmental body under authority of any law, ordinance or contract for the use of the public streets, alleys and thoroughfares in the conduct of Company's business, or because of Company's occupation; and Customer shall pay Company an amount equivalent to a proportionate part of any new tax or increased tax or any other governmental imposition, rental, fee or charge levied or charged after July 1, 1976, (except state, county, city, and special district ad valorem taxes, taxes on net income and any production or similar tax included in the weighted average cost of gas as provided in the gas cost adjustment clause).

               AMENDMENT OF CONTRACT FOR INDUSTRIAL GAS SERVICE


     THIS AMENDMENT, made and entered into as of the 14 day of February 1996 by and between LONE STAR GAS COMPANY, a Division of ENSERCH Corporation, a Texas corporation, hereinafter referred to as "Company", and TYSON FOODS, INC., a Delaware corporation, hereinafter referred to as "Customer";

                             W I T N E S S E T H:
                             - - - - - - - - - -

     WHEREAS, Company and Customer entered into a Contract for Industrial Gas Service dated February 14, 1996 (hereinafter referred to as the "Contract") for the sale and purchase of natural gas to Customer's frozen meat products plant located in Garland, Texas (hereinafter referred to as "Customer's plant"); and

     WHEREAS, Customer qualifies for Company's Industrial Rate 1, 2, or 3 class of gas sales service and desires to purchase a portion of its fuel requirements from Company and to purchase certain volumes of gas from third parties and have Company transport such third party gas; and

     WHEREAS, Company and Customer mutually desire to amend such Contract;

     NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, Company and Customer hereby agree to amend the aforesaid Contract as provided below, effective the first day of the month following the latest of (i) February 29, 1996, (ii) the date Company receives this Amendment after execution by Customer or (iii) the date Customer provides, at Customer's expense, a telephone connection to, and a compatible and operational telephone line for, Company's automatic meter reading system(s) located at the meter(s) at or near Customer's plant:

                                      I.

     The second paragraph of the signatory page shall be deleted, and the following paragraph shall be substituted in lieu thereof:

     "This contract shall cover service for a primary term ending February 28, 2001 and from year to year thereafter, provided that either party may cancel this contract at the end of the primary term, or at the end of any contract year subsequent to the primary term, by giving written notice to the other party at least thirty (30) days prior to the effective date of such cancellation. Each contract year hereunder shall begin February 28th and shall consist of twelve (12) monthly billing periods (billing months)."

                                      II.

     The fourth paragraph of the signatory page shall be deleted, and the following paragraph shall be substituted in lieu thereof:

     "Bills rendered for gas sold and delivered hereunder shall be payable at P.
     O. Box 910255, Dallas, Texas 75391-0255, or such other address as may be from time to time designated by Company on reasonable notice. Company's mailing address for notices hereunder is 301 S. Harwood Street, Attention:
     Gas Marketing, Contract Administration, Dallas, Texas 75201."

                                     III.

     The Roman Numeral "VII" in the fifth paragraph of the signatory page shall be deleted, and the Roman Numeral "IX" shall be substituted in lieu thereof.

                                      IV.

     The first sentence of Article V of the General Terms shall be deleted, and the following three (3) sentences shall be substituted in lieu thereof:

     "In the event Customer fails to timely pay any amount(s) due hereunder, Customer agrees to pay interest at the rate of eighteen percent (18%) per annum, or the highest rate allowed by law, whichever is less, on such past due amount(s). Should litigation on any amount(s) due under this contract be required, Customer agrees to reimburse Company for its reasonable attorneys fees. Additionally, if Customer shall fail to pay bills for service within twenty (20) days from the date they are rendered hereunder or shall otherwise default under this contract, Company may suspend service and deliveries of gas and such suspension shall not prevent enforcement by Company of any other of its legal rights."

                                      V.

The following new Article VIII shall be added to the General Terms of the
Contract:

                                    "VIII.

     (a) Customer may purchase natural gas from other suppliers to cover any portion of Customer's plant's natural gas requirements, subject to the other terms and conditions contained herein. To provide for transportation of such gas volumes to Customer's plant, the Addendum attached hereto entitled Interruptible Gas Transportation Agreement (hereinafter referred to as the "Transportation Agreement") is hereby incorporated into this contract and made a part hereof by this reference. During the term of the Transportation Agreement, Customer may purchase and have transported pursuant to the terms thereof during each billing month a total aggregate volume of gas from such other suppliers of up to nine hundred seventy (970) Mcf per day on an average daily basis, provided, however, Customer pays Company under this contract at least the minimum amount for the applicable rate at which Customer has elected to receive service hereunder ($202.39 per month for Rate-1 service to Customer, $905.26 per month for Rate-2, or $1,748.12 per month for Rate-3) during such time period. Company and Customer hereby recognize and agree that Customer shall purchase from Company hereunder and/or have Company transport under the Transportation Agreement as provided herein, Customer's plant's entire natural gas requirements during the term hereof.

     (b) Customer agrees to purchase and receive from Company under this contract any volumes of gas used at Customer's plant which are in excess of the transportation volumes delivered to Customer by Company during each billing month, except for any imbalances that are timely corrected as provided in Article 1, subparagraph 1.2(c) of the Transportation Agreement.

     (c) It is understood and agreed that it will be necessary for Company to install an automatic meter reading system for each meter hereunder at or near Customer's plant in order to comply with the various measurement and monitoring provisions herein. Customer hereby agrees it shall, upon Company's invoicing, pay to Company the sum of $2,300.00 to cover the initial cost of such system(s) and related set-up expenses, unless such system(s) were installed by Company and paid for by Customer prior to the effective date of the Transportation Agreement. Additionally, Customer agrees to provide and maintain, at Customer's expense, a telephone connection to, and a compatible and operational telephone line for, Company's automatic meter reading system(s); provided further, in the event Customer fails to maintain such telephone line in an operational state and Company directly or indirectly provides repair service(s) thereto, then Customer agrees to reimburse Company, upon Company's invoicing, the total cost for each such repair service which is performed or caused to be performed by Company. Such automatic meter reading system(s) shall be the sole property of Company and shall be operated and maintained by Company at Company's expense.

     (d) Customer understands that in order to provide the transportation service as described herein, Company will incur additional costs for which Customer hereby agrees to provide compensation by paying to Company each month hereunder a fee (for gas cost equalization) equal to eleven and one-half cents (11.5c) for each MMBtu which Customer, as allowed under this contract, purchases from such other suppliers and receives under the Transportation Agreement during each billing month.

     (e) Both Company and Customer recognize that if Customer's volumes of gas purchased from the aforesaid suppliers and transported under the Transportation Agreement are interrupted for any period of time, Company shall supply standby gas to Customer's plant under this contract at the industrial rate in effect hereunder during such time period (provided, however, nothing shall prevent Company
                              ------------------------------------------------
     from exercising its contractual rights to curtail gas as specified in
     ---------------------------------------------------------------------
     Article IV hereof), and Customer hereby agrees to pay Company each and
     -------------------
     every month an amount computed by multiplying Customer's applicable standby fee, as set forth below, times the volume of all gas, on a MMBtu basis (as determined by the method described in the paragraph "Adjustment for Heat Content" in the attached Schedule of Industrial Rates), which Customer, as allowed under this contract, purchases from such other suppliers and receives under the Transportation Agreement during such billing month, regardless of whether or not Company is actually called upon to supply standby gas to Customer during such billing month. Customer's standby fee shall be an amount equal to fifteen cents (15c) per MMBtu if Customer has elected to receive Rate-1 service hereunder, ten cents (10c) for Rate-2 service and five cents (5c) for Rate-3 service.

     (f) Customer also agrees to pay Company, by way of reimbursement, all taxes imposed upon the gross receipts accruing to Company under paragraphs
     (c), (d) and (e) above and any other taxes Company pays relative to such paragraphs. Company shall invoice Customer monthly for any amounts due under said paragraphs for the preceding billing month, and such amounts will be due and payable within ten (10) days of the billing date.

     (g)  Upon termination of the aforementioned Transportation Agreement, this
     Article VIII shall simultaneously therewith be null and void except for the requirement to make payment of any amount(s) due hereunder."

                                      VI.

   The following new Article IX shall be added to the General Terms of the
Contract:

                                     "IX.

     Pursuant to the Federal Arbitration Act, the parties hereby agree that any controversy, claim, or alleged breach, including but not limited to torts and statutory claims, arising out of or related to this contract shall be settled by binding arbitration administered by the American Arbitration Association ("AAA") in accordance with its Commercial Arbitration Rules. Demand for arbitration may be made no later than the time that such act would be permitted under the applicable Texas statute of limitation. Any disputes regarding the timeliness of the demand for arbitration shall be decided by the arbitrator(s). Judgment upon the award rendered by the arbitrator(s) may be entered in any Court having jurisdiction thereof in order to obtain compliance therewith. Any case in which any claim, or combination of claims, exceeds $500,000 shall be subject to the AAA's Large Complex Case Procedures and decided by the majority of a panel of three (3) neutral arbitrators. In rendering the award, the arbitrator(s) shall determine the rights and obligations of the parties according to the laws of the State of Texas. The arbitration proceedings and hearings shall be conducted at the Dallas Regional Office of the AAA or at such other place as may be selected by mutual agreement. No party nor the arbitrator(s) may disclose the existence, content or results of any arbitration hereunder without the prior written consent of all parties."

     This Amendment and all operations hereunder are subject to the applicable federal and state laws and the applicable ordinances, orders, rules and regulations of any local, state or federal governmental authority having or asserting jurisdiction; but nothing contained herein shall be construed as a waiver of any right to question or contest any such law, ordinance, order, rule or regulation in any forum having jurisdiction in the premises.

     Except as modified or changed hereby, all other terms and conditions of the Contract shall remain in full force and effect.

     IN WITNESS WHEREOF, this Amendment has been executed in duplicate originals by the parties hereto as of the day and year first herein written.


TYSON FOODS, INC.               LONE STAR GAS COMPANY, a
                                Division of ENSERCH Corporation

By:  /s/ Gerald Johnston        By:  /s/  Nancy F. Perry
   -------------------------       -------------------------

Name:  Gerald Johnston          Name:  Nancy F. Perry
     -----------------------         -----------------------

Title:  EVP Finance             Title:  Attorney-in-Fact
      ----------------------          ----------------------
           "CUSTOMER"                       "COMPANY"

         ADDENDUM TO AMENDMENT OF CONTRACT FOR INDUSTRIAL GAS SERVICE


     THIS AGREEMENT is attached to and made a part of that certain "Amendment of Contract for Industrial Gas Service" dated February 14, 1996 between LONE STAR GAS COMPANY, a Division of ENSERCH Corporation, a Texas corporation, and TYSON FOODS, INC., a Delaware corporation.

                  INTERRUPTIBLE GAS TRANSPORTATION AGREEMENT

     THIS AGREEMENT, made and entered into February 14, 1996, by and between LONE STAR GAS COMPANY and LONE STAR PIPELINE COMPANY, Divisions of ENSERCH Corporation, a Texas corporation, hereinafter collectively or singularly referred to as "Transporter" and TYSON FOODS, INC., a Delaware corporation, hereinafter referred to as "Shipper";

                             W I T N E S S E T H:
                             - - - - - - - - - -

     WHEREAS, Lone Star Gas Company and Shipper entered into a Contract for Industrial Gas Service dated February 14 , 1996 (hereinafter referred to as the "Contract for Industrial Gas Service") for the sale and purchase of natural gas to Shipper's plant as described in the Contract for Industrial Gas Service; and

     WHEREAS, Shipper qualifies for Lone Star Gas Company's Industrial Rate 1, 2, or 3 class of gas sales service and desires to purchase a portion of its fuel requirements from Lone Star Gas Company and to purchase certain volumes of gas from third parties and have Transporter transport such third party gas; and

     WHEREAS, Lone Star Gas Company and Shipper have amended the Contract for Industrial Gas Service to allow for such transportation hereunder; and

     WHEREAS, Shipper owns or controls certain quantities of natural gas which are not subject to the jurisdiction of the Federal Energy Regulatory Commission (the "FERC") under either the Natural Gas Act of 1938, as amended, (the "NGA"), or the Natural Gas Policy Act of 1978, as amended, (the "NGPA"), and Shipper desires that Transporter (a) receive gas from Shipper (or its designee) at the Point(s) of Receipt hereinafter set forth and (b) deliver equivalent quantities of gas to the Point of Delivery hereinafter set forth; and

     WHEREAS, Transporter owns and operates pipeline transmission and distribution systems and is willing to transport gas for Shipper under the terms and conditions hereinafter set forth;

     NOW, THEREFORE, for and in consideration of the mutual covenants and conditions herein contained, the adequacy and sufficiency of which are hereby acknowledged, Transporter and Shipper hereby agree as follows:

                                  ARTICLE I.

                                   QUANTITY
                                   --------

     1.1(a) Shipper represents that from time to time it may desire for Transporter to receive and deliver the above described gas at the points hereinafter set forth in quantities as agreed to by the parties. It is agreed that the volume of gas to be transported under this Agreement shall be in accordance with the provisions set forth in Article VIII of the Contract for Industrial Gas Service. It is further hereby agreed that the calculation of all quantities of gas received and delivered hereunder shall, for all purposes, including, but not limited to, payment and determination of imbalance and retention volumes, be on an MMBtu basis. Transporter's receipt and delivery of such gas volumes will be on a wholly interruptible basis and subject to: (i) the most efficient and economic utilization of Transporter's pipeline capacity as determined by Transporter in its reasonable sole discretion, (ii) pipeline capacity necessary to serve existing or future sales customers under tariffs filed with applicable regulatory authorities as determined by Transporter in its reasonable sole discretion and (iii) the other terms and conditions contained herein.

     (b) Shipper hereby acknowledges that the transportation service to be performed hereunder by Transporter will be on a wholly interruptible basis as provided herein. Shipper agrees that such service may be interrupted, in whole or in part, from time to time, without notice; however, Transporter's dispatcher will endeavor to advise (by telephone) Shipper's dispatcher or authorized representative of an interruption as soon as practicable, either before or after such interruption, but Transporter shall have no liability for any failure to give such notice. In no event shall an interruption of service pursuant to the terms, conditions and contingencies of this Agreement constitute a breach of this Agreement, and Transporter shall not be liable to Shipper or third parties in damages or otherwise because of any interruption of service. Shipper agrees to indemnify and hold harmless Transporter for any damages, causes of actions or claims asserted by any third parties as a result of any termination, suspension, or interruption of services hereunder by Transporter.

     1.2(a) It is recognized that a day-to-day balance of gas received by Transporter and delivered to Shipper may not be possible due to the inability of the parties to control precisely such receipts or deliveries. However, Transporter, to the extent practicable, will deliver to Shipper each day a quantity of gas equivalent to ninety-eight and one-half percent (98.5%) of the quantity of gas received by Transporter from Shipper (or its designee) on such day and Transporter shall retain the one and one-half percent (1.5%) balance of the quantity of gas received as normal gas lost, gas used as fuel and gas used in day-to-day pipeline operations (the "Retention Volume").

     (b) It shall be the responsibility of Shipper to monitor, and if necessary, adjust, or cause to be adjusted, (i) deliveries of gas to Transporter for transportation and (ii) receipts of transportation gas from Transporter, in order to maintain a daily balance of receipts and deliveries. Transporter shall not be obligated to receive or deliver quantities of gas on any day in excess of those quantities nominated by Shipper, in accordance with Section 1.3 hereof, for transportation hereunder on such day, nor shall Transporter be obligated to deliver to Shipper at the Delivery Point quantities of gas in excess of those quantities of gas received from Shipper on such day at the Receipt Point(s), less the Retention Volume. Shipper shall monitor, to the best of its and its designee's ability, receipts and deliveries hereunder and shall advise Transporter of any situation wherein an imbalance has occurred or may occur unless corrective action is taken. Shipper shall be obligated to adjust its receipts and/or deliveries of transportation gas to the extent necessary to correct or avoid any imbalance and to notify Transporter of such adjustments, Any adjustments to receipts and/or deliveries by Shipper, whether or not pursuant to notification from either party, shall be coordinated with Transporter's gas control personnel.

     (c)(1)  In the event of a monthly imbalance [as described in paragraph
(c)(3) below] which Shipper fails to make up during the next month and Shipper's deliveries to Transporter at the Receipt Point(s) during such two (2) month period are in excess of, or deficient by, more than ten percent (10%) of the transportation quantities delivered by Transporter to Shipper at the Delivery Point during said two (2) month period, then (i) in the case of any cumulative imbalance, as hereinafter defined, due Transporter ("underdeliveries by Shipper"), Transporter shall have the right to require Shipper to purchase such cumulative imbalance volume(s) from Transporter as industrial rate sales gas under the Contract for Industrial Gas Service; or (ii) in the case of any cumulative imbalance, as hereinafter defined, due Shipper ("overdeliveries by Shipper"), Transporter shall have the right to collect from Shipper an amount equal to the product of twenty-five cents (25c) multiplied by the number of MMBtus in such cumulative imbalance volume(s). In the event Shipper is required to purchase from Transporter any cumulative imbalance(s), as provided in (i) above, Transporter agrees to credit Shipper for transportation fees paid by Shipper to Transporter hereunder on such cumulative imbalance volume(s). For the purposes of this paragraph, the term "cumulative imbalance" shall mean the sum of (1) any imbalance carried forward from an immediately preceding month to the next succeeding month, plus (2) any imbalance based on the delivery and receipt of gas hereunder during such succeeding month.

     (2) Notwithstanding the preceding paragraph, Transporter expressly reserves the right, at any time in the future upon at least ninety (90) days written notice given prior to the beginning of any contract year(s) hereunder, to institute, and from time to time revise, a cash out balancing process. Transporter may from time to time apply the process to all Shippers, or just certain categories of Shippers, on a non-discriminatory basis, and may apply the process on a daily or monthly basis. Any such cash out balancing process shall be similar to what other pipelines are then using. Upon such cash out balancing notice by Transporter, Shipper shall have the right to cancel this Agreement by giving at least thirty (30) days written notice to Transporter prior to the beginning of such contract year.

     (3) An imbalance shall exist hereunder where, during any applicable period of the term hereof, there is a numerical difference between the quantity of gas, exclusive of the total of those volumes of gas delivered under the Contract for Industrial Gas Service and the Retention Volume, delivered by Transporter to Shipper and the quantity of gas received by Transporter from Shipper (or its designee) during such applicable period.

     (d) Notwithstanding anything contained herein which might be construed to the contrary, Transporter shall always have the total and unrestricted right, but with no obligation whatsoever, to at any time and from time to time restrict, interrupt, or reduce its receipt and/or delivery of gas in order to maintain a daily balance or to correct an imbalance hereunder.

     1.3 At least five business days prior to the first calendar day of each month during the term hereof, Shipper shall notify Transporter of the volumes of gas Shipper nominates for transportation at the Receipt and Delivery Points under this Agreement for such month. Each such transportation nomination shall contain Shipper's nominated quantities for the Receipt and Delivery Points, designation of the appropriate contract(s) covering such gas, and the identity by name and telephone number of individual(s) who have authority to confirm the nominated gas volumes at each Receipt Point and the Delivery Point. Timely nominations may be given by verbal notice; provided, however, Shipper shall furnish written confirmation thereof within five (5) business days of the date of such verbal notice. Shipper may change nominated quantities on any business day upon verbal notice of any such reduction of nominated quantities, but such verbal notice must be received by Transporter prior to 12:00 noon Central time of any business day to be effective the next succeeding business day. If Shipper fails to furnish transportation nominations as required herein for any month during the term hereof, Transporter may suspend transportation hereunder for such month and such interruption of service shall not prevent enforcement by Transporter of any other of its legal rights or remedies nor be construed as a breach of Transporter's obligations hereunder. Shipper understands that with regard to Receipt Point nominations, Transporter at any time and from time to time and for any specified or unspecified time period(s), may for operational reasons prorate and/or totally refuse to accept new nominations or honor then existing nominations at certain then existing and/or newly proposed Receipt Points; however, Transporter will endeavor to notify Shipper or Shipper's designee of such refusal as soon as practicable, but Transporter shall not be liable for any failure to do so.

                                  ARTICLE II.

                  LOCATIONS OF POINTS OF RECEIPT AND DELIVERY
                  -------------------------------------------

     2.1 Receipt Point(s): Gas delivered by Shipper (or its designee) to Transporter hereunder shall be delivered at points which are sometimes herein referred to as the

"Transporter Receipt Point(s)" or "Point(s) of Receipt" and which shall be located at mutually agreeable points on Transporter's intrastate pipeline transmission system, and any such mutually agreeable points shall be set forth and identified in writing signed by both Transporter and Shipper. It is agreed that (i) all points to be established hereunder will be subject to Transporter's prior approval, (ii) certain points may require that Shipper pay a compression fee and/or additional retention, with such requirements for any specific point(s) to be provided to Shipper by Transporter prior to the incurment of liability for same, and (iii) for each MMBtu received by Transporter from Shipper (or its designee) at any Receipt Point(s) located on Transporter's Line X, an additional five cents (5c) per MMBtu shall be added to the transportation rate hereunder and Transporter shall retain an additional one percent (1%) of such gas over and above the standard one and one half percent (1 1/2%) retention referenced in Article 1.2(a) above. Notwithstanding anything contained in this Agreement which might be construed to the contrary, in the event of unfavorable operating conditions or a change of ownership of specific Receipt Point(s) or appurtenant facilities, or if, in Transporter's sole opinion, the receipt of gas from a specific Receipt Point(s) hereunder ever becomes uneconomical for any reason whatsoever, then Transporter shall have the right (i) to immediately discontinue the receipt of gas from any such Receipt Point(s) and/or (ii) upon thirty (30) days' prior written notice to Shipper, to delete any such Receipt Point(s) from this Agreement. Furthermore, Transporter reserves the right, at any time in the future upon at least ninety (90) days written notice given prior to the beginning of any contract year hereunder, to require that Shipper install, or caused to be installed, telemetering equipment reasonably satisfactory to Transporter at all then existing as well as future Receipt Points hereunder. In the event Shipper fails to comply, Transporter may refuse to accept gas at any such Receipt Point(s) and may delete, or refuse to add, such point(s) from/to this Agreement.

     2.2 Delivery Point: Gas transported by Transporter hereunder shall be delivered to Shipper where gas first passes from Transporter's metering equipment into Shipper's equipment at or near Shipper's plant as described in the Contract for Industrial Gas Service (sometimes herein referred to as the "Point of Delivery").

     2.3 Additional Receipt Points: It is understood by both parties that Shipper and Transporter may mutually agree in writing to establish other Receipt Points hereunder; provided, however, that Transporter shall not be obligated to establish new Receipt Points more frequently than once every six (6) months, unless, due to circumstances beyond Shipper's control, Shipper (or its designee) is unable to supply gas to the original Receipt Point(s) hereunder. In such event, and upon receipt by Transporter of documentation satisfactory to Transporter verifying such event and Shipper's inability to remedy same, Transporter may, in its sole discretion, agree to establish an additional Receipt Point. In the event Shipper desires that Transporter receive gas at a proposed point(s), Shipper shall notify Transporter in writing of such proposed point(s), including in such notice estimated daily delivery volume(s) at such point(s) and the location(s) thereof and Shipper shall therein warrant that the quality of gas to be received at such proposed point(s) meets the quality specifications as defined herein and all other applicable terms and conditions contained in this Agreement. Transporter will promptly evaluate each point and, within thirty (30) days of Transporter's receipt of Shipper's notice, notify Shipper whether or not Transporter is able to accept gas from Shipper's proposed new Receipt Point(s). Failure to respond within thirty (30) days shall not be construed as Transporter's acceptance of any proposed new point(s). If Transporter agrees to establish any additional Receipt Point(s) pursuant hereto, such agreement shall be evidenced in writing signed by both Shipper and Transporter.

                                  ARTICLE III.

                  PRESSURES AT POINTS OF RECEIPT AND DELIVERY
                  -------------------------------------------

     3.1 Shipper (or its designee) shall deliver gas to Transporter at the Receipt Point(s) at pressures sufficient to enter Transporter's intrastate pipeline transmission system at such point; provided, however, that Shipper's delivery pressure into Transporter's system at the Receipt Point(s) shall not exceed Transporter's maximum allowable operating pressure, as such may vary from time to time, at any such point(s) or cause the pressure at such point(s) to exceed Shipper's (or its designee's) maximum allowable operating pressure.

     3.2 Transporter shall deliver gas to Shipper at Transporter's operating pressure, as such may vary from time to time, at the Delivery Point.

                                  ARTICLE IV.

                                     RATES
                                     -----

     4.1 Shipper shall pay Transporter, for services rendered hereunder, at the rate set forth below, commencing with initial deliveries of gas hereunder:

     (a) Shipper shall pay Transporter each month for the transportation of gas by Transporter hereunder during such month an amount equal to fifty-eight cents (58c) for each MMBtu delivered hereunder at the Delivery Point. Such rate shall be allocated as follows: (i) fifty percent (50%) of such rate shall represent the charge per MMBtu for the use of Transporter's transmission system and (ii) the remaining fifty percent (50%) of such rate shall represent the charge per MMBtu for the use of Transporter's distribution system serving Garland.

     (b) It is agreed by the parties hereto that the fifty-eight cents (58c) fee charged in paragraph (a) above shall be escalated one cent (1c) per MMBtu at the beginning of the second contract year of the Contract for Industrial Gas Service and each contract year thereafter during the term of this Agreement.

     (c) Should the appropriate regulatory agency find such rates to be unreasonable for any reason or in any way in violation of any provision of law, and determine a rate lower than that provided for herein, Transporter may terminate this Agreement by giving Shipper thirty (30) days' prior written notice of such termination within thirty (30) days of such rate decrease or finding. Should the agency determine a rate higher than that provided for herein, Shipper may terminate this Agreement by giving Transporter thirty (30) days' prior written notice of such termination within thirty (30) days of such rate increase or finding.

                                   ARTICLE V.

                                      TERM
                                      ----

     5.1 This Agreement shall be effective as of the effective date of the above referenced Amendment of Contract for Industrial Gas Service, and this Agreement shall thereafter remain in full force and effect, subject to the terms and provisions hereof, for a primary term contemporaneous with the primary term of the Contract for Industrial Gas Service, and contract year to contract year thereafter until canceled by either party giving the other party thirty (30) days prior written notice; provided, however, notwithstanding anything contained herein to the contrary, if this Agreement is still in effect when the termination, expiration or cancellation of the Contract for Industrial Gas Service occurs, then this Agreement shall thereupon automatically terminate simultaneously therewith. Notwithstanding the above, if an imbalance in deliveries exists on the date of termination hereof between the quantities theretofore delivered at the Receipt Point(s) and Delivery Point, the term of this Agreement shall be extended for a period sufficient to allow the party whose deliveries are in arrears to promptly eliminate any imbalance. Provided further, any termination, cancellation, or expiration of this Agreement shall never operate to extinguish the obligation to make payment for monies due hereunder.

                                  ARTICLE VI.

                              LAWS AND REGULATIONS
                              --------------------

     6.1 This Agreement shall be subject to all applicable State and Federal laws, and orders, directives, rules and regulations of any governmental body, official or agency having jurisdiction over Transporter or this Agreement; therefore, Transporter's obligations and liabilities hereunder shall be limited accordingly.

     6.2 Each party warrants to the other that its or its agent's facilities utilized for the delivery and acceptance of gas hereunder are not subject to the NGA, as heretofore amended. As a material representation, without which both parties would not have been willing to agree to this Agreement, each party warrants to the other party that it and its agents will take no action nor commit any act of omission which will subject its facilities, this transaction or the other party's facilities, to jurisdiction of the FERC or its successor governmental agency under the terms of the NGA or NGPA. The gas delivered and accepted hereunder shall not have been nor shall be sold, transported, or otherwise utilized in interstate commerce in a manner which will subject either party to the terms of the NGA or NGPA. In addition to and without excluding any remedy the aggrieved party may have at law or in equity, the party who breaches the above warranties and representations shall be liable to the aggrieved party for all damages, injury and reasonable expense the aggrieved party may sustain by reason of any breach hereof. Further, should either party or its agents perform any act, or cause any action to be performed, at any time, that results in any gas covered hereunder becoming regulated by or subject to jurisdictional authority of the FERC, or successor governmental authority, under the terms of the NGA or NGPA contrary to this Agreement, this Agreement shall be deemed of its own terms to terminate on the day before the date of such occurrence; provided, however such termination shall never be construed to impair any right under this paragraph. Shipper hereby waives any defense for breach of this paragraph that Transporter could avoid NGA jurisdiction under the provisions of Section l(c) of such Act.

                                  ARTICLE VII.

                          GENERAL TERMS AND CONDITIONS
                          ----------------------------

     7.1 The GENERAL TERMS AND CONDITIONS attached hereto as APPENDIX "A" are incorporated herein and made a part hereof by this reference.

                                 ARTICLE VIII.

                                 MISCELLANEOUS
                                 -------------

     8.1 All notices, requests, demands, statements and payments provided for in this Agreement must be given in writing directed to the party to whom given, and mailed to or delivered at such party's address as follows:

     (Notices)                          (invoices)

Jim Doss                           Tyson Foods, Inc.
Tyson Foods, Inc.                  P.O. Box 462368
P.O. Box 2020                      Garland, TX 75046-2368
Springdale, AR 72765

     (Notices)                          (Payments)

Lone Star Pipeline Company         Lone Star Gas Company
301 S. Harwood Street              P.O. Box 910255
Dallas, Texas 75201                Dallas, Texas 75391-0255
ATTN:  Transportation Contract
       Administration

or at such address as each party may by like notice give to the other. Such mailed notices shall be deemed to have been given when deposited in the United States mail (first class, registered or certified), postage prepaid, or in the case of hand delivery, when delivered to a representative of either party by a representative of the other party.

      8.2 This Agreement and the Contract for Industrial Gas Service constitute the entire agreement between the parties covering the subject matter hereof, and there are no agreements, modifications, conditions or understandings, written or oral, express or implied, pertaining to the subject matter hereof which are not contained herein.

      8.3 Modifications of this Agreement shall be or become effective only upon the mutual execution of appropriate supplemental agreements or amendments hereto by duly authorized representatives of the respective parties.

      8.4 This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be transferred or assigned by Shipper without the prior written consent of Transporter, and any purported transfer or assignment without such consent shall be null and void and shall not operate to release Shipper's obligations hereunder.

      8.5 The captions or headings preceding the various parts of this Agreement are inserted and included solely for convenience and shall never be considered or given any effect in construing this Agreement or any part of this Agreement, or in connection with the intent, duties, obligations or liabilities of the parties hereto.

      8.6 Transporter and Shipper acknowledge, agree and intend that this Agreement is entered into solely for the respective benefit of Transporter and Shipper and nothing contained in this Agreement, either express or implied, shall be interpreted or construed as conferring any rights, remedies or claims under or in respect to this Agreement or any provision hereof upon any person or entity not a party hereto, other than the successors or assigns of the Parties hereto.

      In Witness Whereof, this Agreement has been executed in duplicate originals by the parties hereto as of the day and year first herein written.

LONE STAR GAS COMPANY                      TYSON FOODS, INC.
LONE STAR PIPELINE COMPANY,
Divisions of ENSERCH Corporation


By:   /s/ Richard A. Erskine                  By:  /s/ Gerald Johnston
      -----------------------                      --------------------
      Richard A. Erskine                   Name:   Gerald Johnston
      Vice President                       Title:  EVP Finance

                                                                     SHEET NO. 1

                                  APPENDIX "A"
                                       to
                   INTERRUPTIBLE GAS TRANSPORTATION AGREEMENT


                          GENERAL TERMS AND CONDITIONS
                          ----------------------------

1.    Measuring Equipment and Testing
      -------------------------------

      (a) The gas delivered to Transporter at the Receipt Point(s) shall be measured by means of measuring devices of standard type which shall be installed, operated and maintained by Transporter (or its designee) and gas delivered to Shipper at the Delivery Point shall be measured by meters of standard type which shall be installed, operated and maintained by Transporter (or its designee). Measurement devices and equipment shall be tested and adjusted for accuracy on a regular schedule by the party metering the gas (the "metering party").

      (b) Subject to Shipper's prior approval of costs, Shipper agrees to reimburse Transporter, within ten (10) days from the date of receipt of Transporter's invoice, for any tap valves, metering facilities and associated equipment and all labor and overhead expenses, attributable to the installation of such equipment, incurred by Transporter in effectuating the receipt of gas hereunder. If the invoiced amount is not paid when due, interest on all unpaid amounts shall accrue at the rate of one and one-half percent (1 1/2%) per month, or the highest rate allowed by law, whichever is less, from the date such amount is due Transporter. Failure of Transporter to receive total reimbursement within thirty (30) days of Shipper's receipt of Transporter's invoice will allow Transporter to suspend and/or terminate this Agreement. It is understood that although Shipper shall reimburse Transporter for any tap valves, metering facilities and all associated costs incurred by Transporter in establishing any Receipt Point(s), Shipper shall receive ownership of only the metering facilities and Transporter will be solely responsible for all activities in connection with said metering facilities, including, but not limited to, operation, testing, calibration, adjusting, repair and replacement (both at Shipper's expense), and maintenance, necessary for performance hereunder until Transporter disconnects and removes the metering facilities within a reasonable time after termination of this Agreement. After said disconnection and removal, Shipper will have the right within a reasonable period of time thereafter to pick up the metering facilities from Transporter. Shipper's failure to so claim the metering facilities within ninety (90) days of Transporter's disconnection and removal thereof, shall constitute a waiver by Shipper of any right, title or interest in and to such metering facilities and all right, title and interest therein shall thereafter vest in Transporter. Transporter shall retain ownership of all equipment associated with the tap and tap valve installation. Notwithstanding the above, if adequate metering facilities are already in existence at the Receipt Points hereunder, such existing metering facilities shall be used and the party having title to such facilities shall retain title to such facilities.

                                                                     SHEET NO. 2

      (c) The non-metering party shall have access to the metering party's metering equipment at all times, but the maintenance, calibration and adjustment thereof shall be done only by the employees or agents of the metering party. Records from such metering equipment shall remain the property of the metering party and shall be kept on file by said party for a period of not less than two
(2) years. However, upon request of the other party, the metering party shall make available to the other party volume records from its metering equipment, together with calculations therefrom, for inspection and verification, subject to return by the other party to the metering party within thirty (30) days after receipt thereof.

      (d) The non-metering party may, at its option and expense, install and operate meters, instruments and equipment, in a manner which will not interfere with the metering party's equipment, to check the metering party's meters, instruments and equipment, but the measurement of gas for the purpose of this Agreement shall be by the metering party's meter only, except as hereinafter specifically provided. The meters, check meters, instruments and equipment installed by each party shall be subject at all reasonable times to inspection or examination by the other party, but the calibration and adjustment thereof shall be done only by the installing party.

      (e) Transporter shall give to Shipper notice of the time of all tests of the Delivery Point meter sufficiently in advance of such tests so that Shipper may conveniently have its representatives present; provided, however, that if Transporter has given such notice to Shipper and Shipper is not present at the time specified, then Transporter may proceed with the test as though Shipper were present. Transporter shall give notice to Shipper's Receipt Point Designee (who is physically responsible for the delivery of gas at the point) of the time of all tests of the Receipt Point meter sufficiently in advance of such tests so that Shipper's Designee may conveniently be present; provided, however, that if Transporter has given such notice to Shipper's Designee and Shipper's Designee is not present at the time specified, then Transporter may proceed with the test as though Shipper's Designee were present.

      (f) Meter measurements computed by the metering party shall be deemed to be correct except where the meter is found to be inaccurate by as much as one percent (1%), fast or slow, or to have failed to register, in either of which cases the metering party shall repair or replace the meter. The quantity of gas delivered while the meter was inaccurate or failed to register shall be determined by the readings of the other party's check meter, if installed and in good operating condition, or, if not installed and in good operating condition, then by correcting the error if the percentage of error is ascertainable by calibration or mathematical calculation. If not so ascertainable, then it shall be determined by estimating the quantity on a basis of deliveries under similar conditions when the meter was registering accurately. Such adjustments or corrections shall be made only for one-half (1/2) of the period which has elapsed since the previous test; however, no such adjustment or correction shall exceed a time period of ninety (90) days.

                                                                     SHEET NO. 3

2.    Measurements
      ------------

      (a) In gas measurement computations, the metering party may use the findings and rules of the Railroad Commission; with respect to flowing temperature, the metering party shall at its expense properly install and operate a device of standard make to continuously determine or record flowing temperature. With respect to specific gravity, such shall be determined by "on-site" sampling and laboratory analysis or any other mutually agreeable method which is of standard industry practice (provided, however, that either party may at its expense properly install and operate a recording specific gravity instrument of standard make and in this event the specific gravity as recorded shall be used).

      (b) The meters for measurement of volumes at the Receipt Point(s) and Delivery Point hereunder shall be installed and operated, and computations shall be made, in accordance with current industry standards. The unit of measurement of gas shall be one thousand (1000) cubic feet at a pressure base of fourteen and sixty-five one hundredths (14.65) pounds per square inch absolute and at a temperature base of sixty (60) degrees Fahrenheit. Meter measurements shall be computed by the measuring party into such units in accordance with the Ideal Gas Laws for volume variations due to metered pressure and corrected for deviation using daily averages of recorded specific gravity and flowing temperature, or by using the calculated specific gravity determined by the method mentioned in paragraph (c) below.

      (c) The daily average heating value and specific gravity of the gas delivered hereunder by either party may be determined by the use of BTU recording instruments of standard type, which may be installed and operated by the metering party at the metering point, or at such other point or points as are mutually agreeable to both parties; provided, however, if there is no BTU recording instrument at a particular Receipt or Delivery Point specified herein or agreed upon hereunder, then the heating value and specific gravity of the gas at such point may be determined by "on-site" sampling and laboratory analysis or any other mutually agreeable method which is of standard industry practice.

      (d) The daily average meter pressure, specific gravity, flowing temperature and heating value shall be determined only during periods of time when the gas is actually flowing.

3.    Quality
      -------

      (a) Each party shall deliver to the other party hereto natural gas which is of merchantable quality and is commercially free from water, hazardous substances, hydrocarbon liquids, bacteria, and other objectionable liquids, solids or gas components. In addition, the gas delivered by each party shall specifically contain (i) not more than five one hundredths of one percent (.05%) oxygen, (ii) not more than five (5) grains of total sulphur consisting of not more than one quarter (1/4) grain of hydrogen sulphide and one (1) grain of mercaptan sulphur per one hundred (100) cubic feet of gas, (iii) not more than

                                                                     SHEET NO. 4


three percent (3%) by volume of carbon dioxide, (iv) not more than six percent (6%) by volume total non-hydrocarbon and inert gases (including carbon dioxide, nitrogen, oxygen, helium, etc.), and (v) not more than seven pounds (7#) of water vapor per one million (1,000,000) cubic feet of gas; provided, however, if Shipper tenders gas for transportation upstream of a dehydration plant, Transporter may waive Shipper's obligation to deliver dehydrated gas, subject to Transporter's continuing right to withdraw such waiver at any time in the future. The gas shall be at temperatures not in excess of one hundred twenty
(120) degrees Fahrenheit or less than forty (40) degrees Fahrenheit, provided that the gas shall have a hydrocarbon dew point not to exceed forty (40) degrees Fahrenheit at the delivery pressure, and shall have a heat content of not less than nine hundred fifty (950) or more than eleven hundred (1,100) British Thermal Units per cubic foot under the conditions of measurement contained herein; provided, however, if Shipper tenders gas for transport on Transporter's gathering system, such gas shall in addition to meeting the other quality specifications described herein, have a minimum BTU content of one thousand (1,000) British Thermal Units under the conditions of measurement contained herein, but there shall not be a maximum BTU content or a minimum hydrocarbon dewpoint requirement for such gas. Transporter shall not be obligated to accept any gas delivered by Shipper (or its designee) hereunder which is not interchangeable with other gas in Transporter's pipeline at the Point of Receipt hereunder. Transporter's determination of such interchangeability shall be based upon a factor which is equivalent to the quotient obtained by dividing the total heating value of such gas, expressed in BTU's, by the square root of the specific gravity of such gas. Such factor must be within plus/minus 7% of the interchange factor established by Transporter for its system at the Receipt Point hereunder; provided, however, if Shipper tenders gas for transport on Transporter's gathering system, Transporter may waive Shipper's obligation to meet these interchangeability conditions, subject to Transporter's right to withdraw such waiver at any time in the future.

      (b) If at any time the gas fails to meet the quality specifications enumerated herein, the party receiving such gas shall notify the party delivering such gas, and the delivering party shall immediately correct such failure. If the delivering party is unable or unwilling to deliver gas according to such specifications, the party receiving such gas may refuse to accept delivery of gas hereunder for so long as such condition exists.

4.    Taxes
      -----

      (a) Shipper agrees to pay Transporter, by way of reimbursement, all Taxes paid by Transporter with respect to the transportation services provided hereunder and any associated facilities related to the performance of this Agreement. If any such Taxes paid by Transporter to any governmental authority are calculated based upon the value of or price paid for the gas transported hereunder, Shipper shall disclose to Transporter the purchase price of such gas to enable Transporter to calculate and pay all such fees and taxes to appropriate governmental authorities in a timely manner. If Shipper fails or refuses to disclose the purchase price of such gas, Transporter shall have the right to terminate this Agreement by giving Shipper ten (10) days' prior written notice. In any

                                                                     SHEET NO. 5

event, Shipper hereby agrees to indemnify and hold Transporter harmless from and against any and all claims, demands, losses or expenses, including attorneys' fees, which Transporter may incur as a result of Shipper's failure or refusal to disclose the purchase price of gas transported hereunder.

      (b) The term "Taxes" as used above, shall mean all taxes and fees levied
                    -----
upon and/or paid by Transporter [other than ad valorem, capital stock, income or excess profit taxes (except as provided herein), general franchise taxes imposed on corporations on account of their corporate existence or on their right to do business within the state as a foreign corporation and similar taxes), including, but not limited to, gross receipts tax, street and alley rental fees agreed upon in franchise ordinances, licenses, fees and other charges levied, assessed or made by any governmental authority on the act, right or privilege of transporting, handling or delivering gas, which taxes or fees are based upon the volume, heat content, value or sales/purchase price of the gas, or transportation fee payable hereunder and applicable federal income tax imposed as a result of the installation of equipment at the Receipt Point(s) hereunder.

5.    Billing, Accounting and Reports
      -------------------------------

      (a) On approximately the 15th day of each month, Transporter shall render to Shipper a statement for the preceding month showing the Mcf and MMBtu delivered at the Receipt Point(s) and Delivery Point; the amount of compensation due to Transporter hereunder, including the tax reimbursement; and other reasonable and pertinent information which is necessary to explain and support same and any adjustments made by Transporter in determining the amount billed.

      (b) Shipper shall pay Transporter ten (10) days from the date Transporter's statement is deposited prepaid in the United States mail for gas transported hereunder during the preceding month, or as to payment which is otherwise due hereunder, according to the measurements, computations and rates herein provided. Transporter hereby agrees, however, that Shipper may pay any such statement by bank wire transfer by directing the bank wire transfer to Lone Star Gas Company at Texas Commerce Bank, Dallas, Texas, ABA No. 111001150, for deposit to Lone Star Gas Company Account No. 08805016795. To assure proper credit, Shipper should designate the company name, invoice number and amount being paid in the Fedwire Text Section. If the invoiced amount of any payment due is not paid when due, interest on all unpaid amounts shall accrue at the rate of one and one half percent (1-1/2%) per month, or the highest rate allowed by law, whichever is less, from the date such amount is due Transporter; provided, however no interest shall accrue on unpaid amounts when failure to make payment is the result of a bona fide dispute between the parties hereto regarding such amounts and Shipper timely pays all amounts not in dispute.

      (c) Each party hereto shall have the right at all reasonable times to examine the measurement records and charts of the other party, or its agent/designee, if any, to the extent necessary to verify the accuracy of any statement, charge, computation or demand

                                                                     SHEET NO. 6

made under or pursuant to any of the provisions in this Agreement. If any such examinations reveal any inaccuracy in such billing theretofore made, the necessary adjustments in such billing and payment shall be made; provided, that no adjustments for any billing or payment shall be made for any inaccuracy claimed after the lapse of twenty five (25) months from the rendition of the invoice relating thereto.

      (d) If the credit worthiness or financial responsibility of Shipper should, in Transporter's reasonable sale opinion, ever become unsatisfactory, then upon request by Transporter at anytime and from time to time during the term hereof, Shipper shall deposit with Transporter (i) such amount of money requested by Transporter, or (ii) a letter of credit in a form acceptable to Transporter from a financial institution acceptable to Transporter in an amount requested by Transporter, to guarantee the payment of statements and invoices hereunder, as well as any possible imbalances hereunder. Upon the termination of this Agreement, any money so deposited, less any amount due Transporter by Shipper, shall be refunded to Transporter.

6.    Responsibility
      --------------

      Shipper shall be in control and possession of the gas and be responsible for and shall indemnify and hold Transporter harmless from any damage or injury caused thereby until the same shall have been delivered to Transporter at the Receipt Point(s) and after such gas shall have been delivered at the Delivery Point, except for injuries and damages caused by the negligence of Transporter. Transporter shall be in control and possession of the gas and be responsible for and shall indemnify and hold Shipper harmless from any damage or injury caused thereby upon receipt of the gas at the Receipt Point(s) and until such gas shall have been delivered to Shipper (or for its account) at the Delivery Point, except for injuries and damages caused by the negligence of Shipper or Shipper's Designee. Subject to the other terms and conditions of this Agreement, each party shall have the right to treat, process and/or dehydrate the gas prior to delivering said gas to the other party.

7.    Title--Warranty & Indemnity
      ---------------------------

      Shipper warrants to the Transporter that at the time of delivery of gas hereunder to Transporter, Shipper will have good title or the right to deliver such gas, and that such gas shall be free and clear of all liens and adverse claims; and Shipper agrees to indemnify Transporter, with respect to the gas delivered by it, against all suits, actions, debts, accounts, damages, costs (including attorneys' fees), losses and expenses arising from or out of any adverse claims of any and all persons to or against said gas.

8.    Force Majeure
      -------------

      (a) In the event either party is rendered unable, wholly or in part, by force majeure to carry out its obligations under this Agreement, except the obligation to pay monies due hereunder, it is agreed that, on such party's giving notice and reasonably full

                                                                     SHEET NO. 7

particulars of such force majeure, in writing or by telecopy, to the other party within a reasonable time after the occurrence of the cause relied on, the obligations of the party giving such notice, so far as they are affected by such force majeure, shall be suspended during the continuance of any inability so caused, but for no longer period, and such cause shall, so far as possible, be remedied with all reasonable dispatch.

      (b) The term "force majeure", as employed herein, shall mean acts of God; strikes, lockouts or other industrial disturbances; acts of the public enemy, wars, blockades, insurrections, civil disturbances and riots, and epidemics; landslides, lightning, earthquakes, fires, storms, floods and washouts; arrests, orders, directives, restraints and requirements of the government and governmental agencies, either federal or state, civil and military; and application of governmental conservation rules and regulations; explosions, breakage or accident to machinery or lines of pipe; outages (shutdowns) of power plant equipment or lines of pipe for inspection, maintenance or repair; freezing of wells or lines of pipe; and any other causes, whether of the kind enumerated or otherwise, not reasonably within the control of the party claiming suspension. It is understood and agreed that the settlement of strikes or lockouts shall be entirely within the discretion of the party having the difficulty, and that the above reasonable dispatch shall not require the settlement of strikes or lockouts by acceding to the demand of the opposing party when such course is or is deemed to be inadvisable or inappropriate in the discretion of the party having the difficulty.

9.    Waiver of Breaches, Defaults or Rights
      --------------------------------------

      No waiver by either party hereto of any one or more breaches, defaults or rights under any provisions of this Agreement shall operate or be construed as a waiver of any other breaches, defaults or rights, whether of a like or of a different character. By providing written notice to the other party, either party may assert any right not previously asserted hereunder or may assert its right to object to a default not previously protested. Except as specifically provided herein, in the event of any dispute under this Agreement, the parties shall, notwithstanding the pendency of such dispute, diligently proceed with the performance of this Agreement without prejudice to the rights of either party.

10.   Remedy for Breach
      -----------------

      Except as otherwise specifically provided herein, if either party shall fail to perform any of the covenants or obligations imposed upon it in this Agreement (except where such failure shall be excused under the Force Majeure provisions hereof), then, and in that event, the other party may, at its option (without waiving any other remedy for breach hereof), by notice in writing specifying wherein the default has occurred, indicate such party's election to terminate this Agreement by reason thereof; provided, however, that Shipper's failure to pay Transporter within a period of ten (10) days following Shipper's receipt of written notice from Transporter advising of such failure to make payment in full within the time specified previously herein, shall be a default which shall give Transporter the right to immediately terminate this Agreement, unless such failure to pay such amounts

                                                                     SHEET NO. 8

is the result of a bona fide dispute between the parties hereto regarding such amounts hereunder and Shipper timely pays all amounts not in dispute. With respect to any other matters, the party in default shall have thirty (30) days from receipt of such notice to remedy such default, and upon failure to do so, this Agreement shall terminate from and after the expiration of such thirty (30) day period. Such termination shall be an additional remedy and shall not prejudice the right of the party not in default to collect any amounts due it hereunder for any damage or loss suffered by it and shall not waive any other remedy to which the party not in default may be entitled for breach of this Agreement.

11.   Dispute Resolution
      ------------------

      Pursuant to the Federal Arbitration Act the parties hereby agree that any controversy, claim, or alleged breach, including but not limited to torts and statutory claims, arising out of or related to this Agreement shall be settled by binding arbitration administered by the American Arbitration Association ("AAA") in accordance with its Commercial Arbitration Rules. Demand for arbitration may be made no later than the time that such action would be permitted under the applicable Texas statute of limitation. Any disputes regarding the timeliness of the demand for arbitration shall be decided by the arbitrator(s). Judgment upon the award rendered by the arbitrator(s) may be entered in any Court having jurisdiction thereof in order to obtain compliance therewith. Any case in which any claim, or combination of claims, exceeds $500,000 shall be subject to the AAA's Large, Complex Case Procedures and decided by the majority of a panel of three (3) neutral arbitrators. In rendering the award, the arbitrator(s) shall determine the rights and obligations of the parties according to the laws of the State of Texas. The arbitration proceedings and hearings shall be conducted at the Dallas Regional Office of the AAA or at such other place as may be selected by mutual agreement. No party nor the arbitrator(s) may disclose the existence, content or results of any arbitration hereunder without the prior written consent of all parties.

                   ***END OF GENERAL TERMS AND CONDITIONS***

                             Lone Star Gas Company
                 301 S. Harwood St. ,  Dallas, Texas 75201-5696

                                 March 21, 1996

Tyson Foods, Inc.
P. O. Box 2020
Springdale, AR 72765-2020

Attention:  Mr. Jim Doss

                    Re:  LS-MC-#1442
                         Gas Transportation Agreement
                         Dated:  January 7, 1993

Gentlemen:

     Please be advised that effective May 9, 1995 the Transmission Division of Lone Star Gas Company was renamed Lone Star Pipeline Company and made a separate division of Enserch Corporation. Therefore, the "Transporter" under the above referenced agreement is now collectively or individually Lone Star Gas Company and Lone Star Pipeline Company.

     Pursuant to Article II, paragraph 2.3 of the referenced agreement, Lone Star Gas Company and Lone Star Pipeline Company as "Transporter" and Tyson Foods, Inc., as "Shipper" agree that effective April 1, 1996 the attached list of receipt points shall be the "Points of Receipt" under the agreement.

     Please sign both copies of this letter in the space below and return one letter for our files.

     If you should have any questions, please call Nancy Blackburn at
(214) 573-5227.

                         Very truly yours,

                         LONE STAR GAS COMPANY
                         LONE STAR PIPELINE COMPANY
                         /s/ Russell H. Brown
                         Russell H. Brown
                         Manager, Transportation Contract Administration
RHB:sr
Attachment
BY:  /s/
     -------------------
TITLE:  Corp. Purchasing
       -----------------

                          GAS TRANSPORTATION AGREEMENT

                                    BETWEEN

                             LONE STAR GAS COMPANY

                                      AND

                               TYSON FOODS, INC.

                                   LS-MC-1442


                          TRANSPORTER RECEIPT POINT(S)
                          ----------------------------



LOCATION                                COUNTY       STATION NO.
--------                                ------       -----------

1.  Amoco/Hydrocarbon                   Rusk         17-2621-00
2.  Sklar & Phillips/Lula Mason C.P.    Limestone    03-0614-00
3.  Ram/Rasco C.P.                      Madison      17-1021-00
4.  Texas Royalty/Dale C.P.             Leon         17-1279-00
5.  Mobil/Coyonasa                      Pecos        17-1871-01
6.  Transok/Nolan Co.                   Nolan        17-0109-03
7.  Gordon Plant Outlet                 Palo Pinto   20-1525-00
8.  Springtown Plt. Outlet              Parker       20-2725-00
9.  Oasis/Waha                          Pecos        17-3000-00
10.  Springtown Plt. Outlet             Parker       20-2725-00

                       [Lone Star Gas Company letterhead]
                               November 22, 1996

Ms. Courtney A. Smith
Tyson Foods, Inc.
2210 Oaklawn
Springdale, Arkansas 72762

Subject: Consent of Assignment Agreement for Contract for Industrial Gas Service, Amendment of Contract for Industrial Gas Service and Addendum to Amendment of Contract for Industrial Gas Service, all dated February 14, 1996 between Lone Star Gas Company (Lone Star) and Tyson Foods, Inc. (Tyson)

Dear Ms. Smith:

     You have informed Lone Star that Tyson's frozen meat products plant located at 209 Range in Garland, Texas has been sold in its entirety to Gorges/Quik-to-Fix Foods, Inc., a Delaware corporation (hereinafter referred to as "Gorges"). Lone Star hereby gives its consent, as contemplated by the subject contract, for Tyson to assign its rights and obligations under the subject contract to Gorges, subject to the execution of this Letter Agreement by all of the undersigned parties. Said assignment is to be effective as of November 22, 1996. This consent in no way relieves Tyson from any obligations it has incurred pursuant to the terms of the subject contract prior to the date of said assignment. Lone Star hereby releases Tyson from any duties, obligations and liabilities under the subject contract arising on or after the effective date of said assignment.

     Gorges hereby agrees to be bound by all the terms and conditions contained in the subject contract and agrees to perform all the duties and obligations set forth therein in the same manner and to the same extent required in the subject contract. It is agreed that Gorges shall succeed to all rights and benefits of Tyson in the subject contract.

     If the foregoing is acceptable, please indicate by signing all copies of this Letter Agreement in the space provided and returning one copy to this office.

                                        Sincerely,
                                        /s/ James G. Fielder
                                        James G. Fielder
                                        Attorney-in-Fact

Agreed to and Accepted this             Agreed to and Accepted this
22nd day of November, 1996              22nd day of November, 1996

TYSON FOODS, INC.                       GORGES/QUIK-TO-FIX, INC.

By /s/ David L. VanBebber               By /s/ William A. Davies
Name  David L. VanBebber                Name  William A. Davies
Title  Assistant Secretary              Title  Vice President/Secretary

STATE OF ARKANSAS

COUNTY OF WASHINGTON

     BEFORE ME, the undersigned authority, a Notary Public in and for said County and State on this day personally appeared David L. VanBebber, Assistant Secretary of TYSON FOODS, INC., a Delaware corporation, known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that he executed the same for the purposes and consideration therein expressed, in the capacity therein stated, and as the act and deed of said corporation.

     GIVEN UNDER MY HAND AND SEAL OF OFFICE, this the 22nd day of November, A.D., 1996.

                    /s/ Tina M. Gross
                    Notary Public in and for Washington County, Arkansas My commission expires the 17th day of December, 2003


STATE OF GEORGIA

COUNTY OF FULTON


     BEFORE ME, the undersigned authority, a Notary Public in and for said County and State on this day personally appeared Mr. William A. Davies, Vice President/ Secretary of GORGES/QUIK-TO-FIX FOODS, INC., a Delaware corporation, known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that he executed the same for the purposes and consideration therein expressed, in the capacity therein stated, and as the act and deed of said corporation.

     GIVEN UNDER MY HAND AND SEAL OF OFFICE, this the 22nd day of November, A.D., 1996.

                    /s/ Patricia A. Altman
                    Notary Public in and for Fulton County, Georgia
                    My commission expires the 29th day of February, 2000

STATE OF TEXAS

COUNTY OF DALLAS


     BEFORE ME, the undersigned authority, a Notary Public in and for said County and State on this day personally appeared James G. Fielder, Attorney-in-Fact of LONE STAR GAS COMPANY, a division of ENSERCH Corporation, a Texas corporation, known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that she executed the same for the purposes and consideration therein expressed, in the capacity therein stated, and as the act and deed of said corporation.

     GIVEN UNDER MY HAND AND SEAL OF OFFICE, this the 22nd day of November, A.D., 1996.

                    /s/
                    Notary Public in and for the State of Texas